Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                     Contact:    Paul Knopick

                                                                                                                                      888-795-6336

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ITRONICS REPORTS 22% INCREASE FIRST QUARTER 2008 SALES

RENO, Nevada, April 23, 2008 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that total sales were $650,000, up 22 percent compared to the first quarter of 2007.

First quarter 2007 GOLD'n GRO fertilizer division sales were $446,000 compared to $414,000 in the comparable quarter last year, an increase of 8 percent. World-wide demand for fertilizers increased sharply in the first quarter creating shortages of certain basic fertilizer materials. Because of this, delays were experienced in obtaining raw materials and some GOLD’n GRO liquid fertilizer deliveries were delayed to the second quarter. At the end of the first quarter, Itronics had the largest backlog of truck load orders since it began fertilizer manufacturing.

Silver sales were $117,000, up 70 percent in the first quarter. In March Itronics successfully tested its temporary screening machine installation. Itronics expects that this incremental expansion in silver production capacity will increase silver output in 2008.

Photochemical services sales were $35,000, down 24 percent over the prior year quarter, due to a reduction in photoliquids from one supplier. However Itronics has a large on-site supply of photoliquids, so this reduction did not affect GOLD’n GRO fertilizer manufacturing. During the quarter Itronics finalized terms for a new liquid photochemical services agreement with a large service company and expects to start receiving liquids for processing in the second quarter. Itronics believes that with agreements in place, and being negotiated, it has sufficient photographic liquid raw materials to support GOLD’n GRO liquid fertilizer sales growth.

Itronics Mining Technical Services sales were $52,000 in the first quarter, an increase of 958 percent over the prior year’s first quarter and a 93 percent increase over 2007 full year sales. The increase is expected to continue.

As previously announced, on March 27, 2008 Itronics was informed that its wholly-owned subsidiary Itronics Metallurgical, Inc. had received label registration for GOLD’n GRO Guardian Deer Repellent from the U.S. Environmental Protection Agency (EPA). "Itronics Metallurgical is now in the process of registering GOLD’n GRO Guardian in 11 states so that sales development can be started in mid to late May or early June," said Dr. John Whitney, President.

Itronics expects to report full financial results for the first quarter on May 15 when it files its First Quarter Form 10-QSB.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company. Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that can convert used photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company also provides environmentally compatible mining technology development, project planning, and technical services to the gold mining

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4-23-08 Itronics Inc Press Release, "Reports 22% Increase First Quarter…"

industry and operates the popular InsideMetals.com web site at http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally compatible recycling and fertilizer technologies. The Company’s environmentally friendly GOLD’n GRO liquid fertilizers can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com .

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)